UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 15, 2015

99 CENTS ONLY STORES LLC

(Exact Name of Registrant as Specified in Charter)

California	1-11735	95-2411605
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4000 East Union Pacific Avenue City of Commerce, California	90023
(Address of Principal Executive Offices)	(Zip Code)

(323) 980-8145

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Certain Directors

Effective September 15, 2015, the majority stockholders of Number Holdings, Inc. (“Holdings”), the parent entity of 99 Cents Only Stores LLC (the “Company”), elected Geoffrey J. Covert as a member of the Board of Directors of Holdings.  His appointment was made pursuant to the (i) Stockholders Agreement, dated as of January 13, 2012, by and among Holdings, Ares Corporate Opportunities Fund III, L.P., Canada Pension Plan Investment Board and the other stockholders party thereto, as amended from time to time, and (ii) employment agreement between Mr. Covert and the Company, dated as of September 11, 2015.

There are no other arrangements or understandings between Mr. Covert and any other person pursuant to which he was selected as a director, and there are no relationships between Mr. Covert and the Company or Holdings that would require disclosure under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended.

Compensatory Arrangements of Certain Officers

On September 21, 2015, in connection with the start of his employment, Mr. Covert was granted two options, each to purchase 15,500 shares of common stock of Holdings (collectively, the “Options”).  One of the grants has an exercise price of $1,000 per share.  The other grant has an exercise price equal to $750 per share plus the amount by which the fair market value of the underlying share exceeds $1,000 on the date of exercise.  One-half of each grant vests on each of the first four installments of Mr. Covert’s start date, and the other half of each grant vests based on the achievement of certain performance targets.  The vesting of the Options is subject to Mr. Covert’s continued employment through the applicable vesting date.  The Options are subject to the terms of Holdings’ stock incentive plan and the award agreements under which they are granted.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

99 CENTS ONLY STORES LLC

Date: September 21, 2015

	By:	/s/ Michael Green
	Name:	Michael Green
	Title:	Senior Vice President, General Counsel and Secretary